                                                       Exhibit 5

                                                       [KEY CORP LOGO]
                                                       KEYCORP
                                                       127 Public Square
                                                       Cleveland, OH  44114-1306




                               September 12, 1996



Key Bank USA, National Association
127 Public Square
Cleveland, Ohio  44114

         Re:      FLOATING RATE ASSET BACKED NOTES AND FLOATING
                  RATE ASSET BACKED CERTIFICATES OF KEYCORP
                  STUDENT LOAN TRUST 1996-A

Gentlemen:

         I am the General Counsel of Key Bank USA, National Association and have acted as counsel to the Bank ("Bank") in connection with the KeyCorp Student Loan Trust 1996-A (the "Trust") and the issuance and sale by the Trust of (i) certain Floating Rate Asset Backed Notes (the "Notes") pursuant to an Indenture, to be dated as of September 1, 1996 (the "Indenture"), by and between the Trust, as Issuer, and Bankers Trust Company, as Indenture Trustee (the "Indenture Trustee") and (ii) certain Floating Rate Asset Backed Certificates (the "Certificates") pursuant to a Trust Agreement, to be dated as of September 1, 1996 (the "Trust Agreement"), by and between the Bank, as Depositor, and The First National Bank of Chicago, as Eligible Lender Trustee (the "Eligible Lender Trustee").

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The Law covered by the opinions expressed herein is limited to the Laws of the State of Ohio and Federal Law.

         Based upon and subject to the foregoing, I am of the opinion that:

         (1) The Notes have been duly authorized and, when duly executed, authenticated, delivered, and paid for as contemplated by the Registration Statement referred to below, will be validly issued, will be binding obligations of the Trust, and will be entitled to the benefits of the Indenture.

Key Bank USA, National Association                                       Page 2
September 12, 1996

         (2) The Certificates have been duly authorized and, when duly executed, delivered, and paid for as contemplated by the Registration Statement referred to below, will be binding obligations of the Trust, and will be entitled to the benefits of the Trust Agreement.

         I hereby consent to the filing of this Opinion Letter as an Exhibit to Registration Statement No. 333-4274 on Form S-1 filed by the Bank as originator of the Trust to effect registration of the Notes and Certificates under the Securities Act of 1933 and to the references to me under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                           Very truly yours,

                                           Forrest F. Stanley
                                           General Counsel

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